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                                                                 Exhibit 10.57

September 25, 2000

Mr. Kenneth S. Siegel
57 Greenfield Drive
Weston, CT 06883



Dear Ken:

The specifics of your offer of employment with Starwood Hotels & Resorts Worldwide, Inc. are outlined below:

START DATE:
Subject to the terms of this letter, your employment with Starwood will begin on November 15, 2000.

POSITION:
Your position will be Executive Vice President, General Counsel at the White Plains office, and you shall perform such duties and services as are assigned to you by the Company from time to time. You acknowledge that your prospective employment will be subject to all policies and practices of the Company as may currently exist or as may be curtailed, modified or implemented from time to time. Further, you shall devote your full time and attention to the affairs of the Company and to your duties as Executive Vice President, General Counsel. You will be reporting to the Company's Chief Executive Officer.

BASE SALARY:
Your base salary will be $375,000 annually (Grade 15), paid in semi-monthly intervals of $15,635, and subject to applicable withholdings for FICA, state and federal taxes. The Starwood salary program provides performance-based salary reviews for future salary progression.

ANNUAL INCENTIVE (BONUS):
You will be eligible to participate in the Starwood Annual Incentive Plan (AIP). Your target incentive is 75% of base salary. Your actual incentive payout will be based upon Company performance and your achieving specified performance criteria to be established and approved with your manager.

Payment of your 2000 bonus will be guaranteed at $150,000, provided that you are still employed by the Company at the time such bonuses are paid in accordance with the AIP and Company practices. Thereafter, any annual bonus shall not be deemed earned by you until the Company has determined your entitlement to such bonus and only if you are



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employed by the Company at the time such bonus is payable in accordance with the
AIP and Company practices. The Company does not pay pro-rata bonuses upon departure.

LONG TERM INCENTIVE:

You will be eligible to participate in the Starwood 1999 Long Term Incentive Compensation Plan ("LTIP"). This plan provides for the award of stock options at the Company's discretion to high performing executives. The actual number of shares granted, if any, will be based upon your performance. For your 2001 annual option grant (to be granted in February 2001), you will be guaranteed a minimum grant of at least the mid-point of the range of option grants established for your pay grade (grade 15).

SIGN-ON STOCK OPTIONS:

Effective the first day of the month following your employment, you will be granted 87,500 stock options pursuant to the terms of the LTIP. The options will have an exercise price equal to the closing price of Starwood stock as reported in the New York Stock Exchange Composite Transactions on the business day immediately preceding the date of grant. The stock options will vest in accordance with the LTIP and will otherwise be governed by the provisions of the LTIP.

Further details will be provided in the award notification to be delivered to you following your employment.

BENEFITS:
Starwood offers "StarShare", a comprehensive array of employee benefit programs, to provide peace of mind on various personal concerns. New employees are eligible for the StarShare health and welfare benefit programs and the 401(k) plan on the first day of the month following 90 days of employment. You and your eligible dependents will be covered by these benefits as per your coverage elections.

Information on these plans and other benefit programs such as the HOT Rates (the employee discount room rates program), short-term disability, long-term disability, employee life insurance, and vacation programs will be provided to you after you begin your employment with us.

In the event that changes are made to any of the benefit plans, the changes will apply to you as they do other employees of the Company.

COBRA PAYMENTS:
We realize that there may be a transitional benefits cost to you because of the waiting period before you become eligible for the Starwood health plans. Therefore, during your benefits waiting period, Starwood agrees to reimburse you for any COBRA payments until the date you become eligible for Starwood health benefits. Starwood will reimburse you the difference between the applicable contribution rate and your COBRA amount.

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VACATION BENEFITS:
You will be entitled to take four weeks of paid vacation for each full calendar year you remain employed by the Company. In all other respects, your vacation benefits will be governed by Starwood's vacation policy as is in effect from time to time.

EXCLUSIVE DISPUTE RESOLUTION PROCEDURE:
Any and all disputes relating to this offer letter, your employment with Starwood or the termination of that employment will be resolved solely and exclusively through binding arbitration pursuant to the employment rules of the American Arbitration Association. Accordingly, you acknowledge and agree that this offer of employment and the benefits provided herein are contingent upon your execution of the Arbitration Agreement attached hereto as Attachment A.

EMPLOYMENT TERM:
In accepting this offer you understand and agree that your employment with the Company is "at will." As such, you agree that either you or Starwood may end the employment relationship at any time, with or without notice and with or without cause. By signing below, you understand and acknowledge that except for this letter, there is not and shall not be any written contract between you and the Company concerning this offer of employment or your prospective employment, and that this letter is not intended to be and is not a contract of employment.

SEVERANCE:
In the event that Starwood terminates your employment for any reason other than "cause," Starwood will pay to you 12 months of your then current base salary, in a lump sum less all applicable withholdings (the "Termination Payments"). Starwood will reimburse you for your COBRA expenses minus your last level of contribution for up to 12 months commencing on the termination date. You will not be entitled to any Termination Payments if you resign your employment with the Company. As a condition for, and prior to, your entitlement to and receipt of any Termination Payments, you must enter into a written waiver and release of any and all claims against Starwood arising out of or relating to your employment with Starwood, in such form that Starwood may reasonably require.

For purposes of this paragraph, "cause," shall mean (i) any material breach by you of any of the duties, responsibilities or obligations of your employment, or any of the policies or practices of Starwood; (ii) any willful failure or refusal by you to properly perform (as determined by Starwood in its reasonable discretion and judgment) the duties, responsibilities or obligations of your employment, or to properly perform or follow (as determined by Starwood in its reasonable discretion and judgment) any lawful order or direction by Starwood;
(iii) any acts or omissions by you that constitute (as determined by Starwood in its reasonable discretion and judgment) fraud, dishonesty, breach of your duty of loyalty, gross negligence, civil or criminal illegality, or any other misconduct in your employment or which could tend to bring Starwood into disrepute, could create civil or criminal liability for Starwood or could adversely affect Starwood's business or interests.


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OTHER CONDITIONS AND OBLIGATIONS:
You have represented, and hereby confirm, that you are not subject to any currently effective employment contract, or any other contractual or other binding obligations pursuant to which your employment or employment activities with or on behalf of the Company may be subject to any restrictions, including without limitation, any agreements or other obligations or documents relating to non-competition, confidentiality, trade secrets, proprietary information or works for hire.

As a further condition of this offer and your right to receive any of the benefits detailed herein, you agree to execute and be bound by the Non-solicitation, Confidentiality Agreement attached hereto as Attachment B.

INTEGRATED AGREEMENT:
This offer letter represents the sole and complete understanding between you and the Company relating to your employment and there are no other written or oral agreements, understandings or representations relating to this offer of employment. The terms of your employment, including the at-will nature of the employment, may be amended only through a written instrument signed by you and the Executive Vice President, Human Resources.

You should not resign from your current employment until you have received notification from the Company of the completion of all pre-employment investigation and verification.

By signing and returning this letter, you confirm that this letter accurately sets forth the current understanding between you and Starwood and that you accept and agree to the terms as outlined.



Very truly yours,

/s/ David Norton

D. Norton
Executive Vice President, Human Resources
Starwood Hotels & Resorts Worldwide, Inc.

cc:  Personnel File

ACCEPTED AND AGREED TO:


/s/Kenneth S. Siegel                                     9/26/00
________________________                                 _______________________
  Kenneth S. Siegel                                            Date


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                                                                    Attachment A


                             ARBITRATION AGREEMENT

     In consideration of Starwood Hotels & Resorts Worldwide, Inc. ("Starwood") having extended an offer of employment to me and/or having hired me, I agree that all disputes and claims that I may have, now or in the future, with or against Starwood, any of Starwood's affiliated or subsidiary companies and/or any of Starwood's partners or joint venturers, and/or any officer, employee, director or agent of Starwood, any affiliated or subsidiary company, or partner or joint venturer (collectively, "Claims"), shall be submitted to the American Arbitration Association to be resolved and determined through final and binding arbitration before a single arbitrator and to be conducted in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association.

     Starwood and I hereby agree that the Claims subject to arbitration shall include but not be limited to any and all Claims that arise out of or are related to the offer of employment extended by Starwood to me, any withdrawal or rescission of that offer, any aspect of my employment with Starwood or the terms and conditions of that employment, any termination of that employment and any Claim of discrimination or harassment based upon age, race, religion, sex, ethnicity, marital status, veteran status, national origin, disability, medical condition, sexual orientation or any other unlawful basis, or any other unlawful conduct, under any applicable Federal, State, local or other statutes, orders, laws, ordinances, regulations or the like, or case law, that relate to employment or employment practices, including without limitation, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, as amended, the Civil Rights Acts of 1866 and 1871, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Americans with Disabilities Act of 1990, as amended, the Family and Medical Leave Act of 1993, as amended, the Employee Retirement Income Security Act of 1990, as amended, the Worker Adjustment Retraining and Notification Act, as amended, the Fair Labor Standards Act, as amended, the Vietnam Era Veterans' Readjustment Assistance Act, as amended, the Equal Pay Act, as amended, and the state and local analogues to the foregoing.

     Starwood and I further agree that the Claims subject to arbitration shall exclude any Claims required by any applicable Federal, State, local or other statute to be submitted to another forum (for example, a workers' compensation claim or a claim for unemployment insurance benefits).

     Starwood and I agree that any arbitration award rendered as the result of any arbitration under this Agreement shall be final and binding and may be entered and enforced as a court judgment in accordance with applicable law. Starwood and I further agree that this Agreement, any arbitration under this Agreement and any arbitration award rendered in such arbitration shall be governed by the Federal Arbitration Act.
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                                                                    Attachment A


     I specifically acknowledge that I understand that the right to the determination and/or trial of any Claims in court before a judge or a jury is a valuable right, and that by signing this Agreement I hereby knowingly and voluntarily waive my right to assert any Claims in any court of competent jurisdiction and that I hereby knowingly and voluntarily further waive the right to a determination and/or trial before a judge or a jury.

     I further understand and acknowledge that this Agreement is not intended to be and shall not be deemed to constitute a contract of employment, and that if hired by Starwood my employment shall be at will, which means that Starwood and I shall be free to terminate that employment at any time for any reason with or without notice and with or without cause.

     I UNDERSTAND THAT I HAVE THE RIGHT TO CONSULT AN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT. I ACKNOWLEDGE THAT MY SIGNATURE BELOW SIGNIFIES THAT I HAVE FULLY REVIEWED AND UNDERSTAND ALL OF THE TERMS OF THIS AGREEMENT AND THAT I HAVE AGREED TO THOSE TERMS.



Dated:  9/26/00     /s/Kenneth S. Siegel
       --------    -----------------------
                     Kenneth S. Siegel

Dated:   9/29/00    /s/David Norton
        --------   -----------------------
                    D. Norton
                    Executive Vice President, Human Resources
                    Starwood Hotels & Resorts Worldwide, Inc.
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                                                                    Attachment B

                   NON-SOLICITATION, CONFIDENTIALITY AGREEMENT
                   -------------------------------------------

     This Non-solicitation, Confidentiality Agreement ("Agreement") is entered
into as of this    day of    2000, (the "Effective Date"), by and between
Starwood Hotels and Resorts Worldwide, Inc. (the "Company") and Kenneth S. Siegel (the "Employee").

     WHEREAS, the Company devotes significant time, resources and effort to the training and advancement of its management, and its management team constitutes a significant asset and important competitive advantage; and

     WHEREAS, the Employee has and will have access to important and sensitive confidential information; and

     WHEREAS, the Company has determined that it is in the best interests of the Company and its shareholders to enter into an agreement with Employee whereby Employee will be prohibited from soliciting employees of the Company in accordance with the terms and conditions of this Agreement; and

     WHEREAS, in consideration of the Company's offer of employment and its offer of stock options to the Employee, Employee agrees to enter into this Agreement.

     THEREFORE, the Company and Employee agree as follows:

     1.   Non-solicitation.   During the period in which Employee is employed
by the Company, and for a period of two (2) years following the date of any termination of employment from the Company, Employee shall not, without the prior written consent of the Company, except in the course of carrying out Employee's duties hereunder, solicit or attempt to solicit for employment with or on behalf of any corporation, partnership, joint venture of other business entity, any person who is, or at any time during the six-month period preceding the solicitation of such person was, a management-level employee of the Company (including, without limitation, for this purpose any director level employee of the Company and any General Manager of any hotel owned (in whole or in part) or managed by the Company).

     2.   Confidentiality.   Employee acknowledges that during the course of
his employment with the Company, Employee will receive, and will have access to, "Confidential Information," as such term is defined below, of the Company and that such information is a special, valuable and unique asset belonging to the Company. Accordingly, Employee is willing to enter into the covenants contained in this Agreement in order to provide the Company with what Employee considers to be reasonable protection for the Company's interest. All notes, memoranda, papers, documents, correspondence or writings (which shall include information recorded or stored in writing, on magnetic tape or disc, or otherwise recorded or stored for reproduction, whether by mechanical or electronic means and whether or not such reproduction will

                                                                    Attachment B

result in a permanent record being made) ("Documents") which from time to time may be in Employee's possession (whether prepared by Employee or not) relating, directly or indirectly, to the business of the Company shall be and remain the property of the Company and shall be delivered by Employee to the Company immediately upon request, and in any event upon termination of Employee's employment, and Employee shall not make or keep any copies or extracts of the Documents. At any time during or after Employee's employment with the Company ends, without the prior written consent of the Company, except (i) in the course of carrying out Employee's duties hereunder or (ii) to the extent required by a court or governmental agency, or by applicable law or under compulsion of legal process, Employee shall not disclose to any third person any information concerning the business of the Company, including, without limitation, any trade secrets, customer lists and details of contracts with or requirements of customers, the identity of any owner of a managed hotel, information relating to any current, past or prospective management agreement or joint venture, information pertaining to business methods, sales plans, management organization, computer systems and software, operating policies or manuals, personnel records or information, information relating to current, past or contemplated employee benefits or compensation data or strategies, business, financial, development or marketing plans, or manpower strategies or plans, financial records or other financial, commercial, business or technical information relating to the Company (collectively, "Confidential Information"), unless such Confidential Information has been previously disclosed to the public by the Company or is in the public domain (other than by reason of Employee's breach of this Section 2).

     3.   Equitable Relief.

          3.1 Employee acknowledges that the restrictions specified in Sections 1, 2 and 3 hereof are reasonable in view of the nature of the business in which the Company is engaged and Employee's knowledge of, and responsibilities with respect to, the Company's business, and that any breach of Sections 1, 2 or 3 hereof may cause the Company irreparable harm for which there is no adequate remedy at law, and as a result of this, the Company will be entitled to the issuance by a court of competent jurisdiction of an injunction, restraining order or other equitable relief in favor of the Company, without the necessity of posting a bond, restraining Employee from committing or continuing to commit any such violation. Any right to obtain an injunction, restraining order or other equitable relief hereunder will not be deemed to be a waiver of any right to assert any other remedy the Company may have at law or in equity, including, without limitation, the right to cancel payments to which Employee is otherwise entitled under Employee's employment agreement.

          3.2 Any proceeding or action seeking equitable relief for violation of Sections 1, 2 and 3 hereof must be commenced in the federal courts in the Southern District of the State of New York, or in the absence of federal jurisdiction in state court in the State of New York. Employee hereby irrevocably and unconditionally submits to the exclusive jurisdiction of such courts and agrees to take any and all future action necessary to submit to the jurisdiction of such courts. Employee irrevocably waives any objection that Employee now has or hereafter may have to the laying of

                                                                    Attachment B

venue of any suit, action or proceeding brought in any such court and further irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Final judgment against Employee in any such suit will be conclusive and may be enforced in other jurisdictions by suit on the judgment, a certified or true copy of which will be conclusive evidence of the fact and the amount of any liability therein described, or by appropriate proceedings under an applicable treaty or otherwise.

     4. Governing Law. This Agreement shall be governed by the laws of the State of New York, without regard to the principles of conflicts of laws.

     Employee acknowledges that he has had a reasonable opportunity to review and consider the terms described above and to consult with an attorney if he so chooses prior to signing this Agreement. Fully understanding the above terms, Employee is entering into this letter agreement knowingly and voluntarily

     IN WITNESS WHEREOF, the Parties have executed this Agreement on the day and year first above written.

Dated: 9/26/00           /s/Kenneth S. Siegel
       --------        -------------------------
                         Kenneth S. Siegel

Dated:  9/29/00        /s/David Norton
        -------       --------------------------
                        D. Norton
                        Executive Vice President, Human Resources
                        Starwood Hotels & Resorts Worldwide, Inc.